Exhibit 10.5
FORM OF INDEMNIFICATION AGREEMENT
     This Indemnification Agreement (“Agreement”) is made as of the 12th day of June, 2007, by and between Tiptree Financial Partners, L.P., a Delaware limited partnership (“LP”), and [          ] (“Indemnitee”).
     WHEREAS, the LP desires to attract and retain the services of highly qualified individuals, such as Indemnitee, to serve as directors and officers of the LP and to indemnify its directors and officers so as to provide them with the maximum protection permitted by law;
     WHEREAS, the LP and Indemnitee recognize the increasing difficulty in obtaining directors’ and officers’ liability insurance, the significant increases in the cost of that insurance, and the general reductions in the coverage of that insurance;
     WHEREAS, the LP and Indemnitee further recognize the substantial increase in commercial litigation in general, subjecting directors and officers to expensive litigation risks at the same time that the availability and coverage of liability insurance has been severely limited;
     WHEREAS, it is reasonable, prudent and necessary for the LP contractually to obligate itself to indemnify its directors and certain of its officers to the fullest extent permitted by applicable law so that they will serve and continue to serve the LP free from undue concern that they will not be so indemnified; and
     WHEREAS, Indemnitee is willing to serve, continue to serve and to take on additional service for or on behalf of the LP on the condition that Indemnitee be so indemnified.
     NOW, THEREFORE, in consideration of the premises and the covenants contained in this Agreement, the LP and Indemnitee agree as follows:
     1. Indemnification.
          (a) Third Party Actions. Subject to Section 1(c), the LP will indemnify Indemnitee if Indemnitee was or is a party to any threatened, pending or completed action, suit, arbitration or proceeding, whether civil, criminal, administrative or investigative (an “Action”), other than an Action by or in the right of the LP, by reason of the fact that Indemnitee is or was (1) a director, officer, employee or agent of the LP, or (2) serving at the request of the LP as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement (“Losses”) actually and reasonably incurred by Indemnitee in connection with that Action if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the LP, and, with respect to any criminal action or proceeding, had no reasonable cause to believe Indemnitee’s conduct was unlawful. The termination of any Action by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner that Indemnitee reasonably believed to be in or not opposed to the best interests of the LP, and, with respect to any criminal action or proceeding, had reasonable cause to believe that Indemnitee’s conduct was unlawful.

          (b) Actions by or in the Right of the LP. Subject to Section 1(c), the LP will indemnify Indemnitee if Indemnitee was or is a party or is threatened to be made a party to any threatened, pending or completed Action by or in the right of the LP to procure a judgment in its favor by reason of the fact that Indemnitee is or was (1) a director, officer, employee or agent of the LP, or (2) serving at the request of the LP as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against Losses actually and reasonably incurred by Indemnitee in connection with the defense or settlement of that Action if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the LP. No indemnification will be made, however, in respect of any claim, issue or matter as to which Indemnitee has been adjudged to be liable to the LP unless and only to the extent that the Delaware Court of Chancery or the court in which that Action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for those expenses that the Delaware Court of Chancery or other court deems proper.
          (c) Authorization. Any indemnification under this Agreement (unless ordered by a court) will be made by the LP only as authorized in the specific case upon a determination that indemnification of Indemnitee is proper in the circumstances because Indemnitee has met the applicable standard of conduct set forth in Section 1(a) or 1(b). This determination will be made (1) by a majority vote of the directors who were not parties to the Action, even though less than a quorum, (2) by a committee of those directors designated by majority vote of those directors, even though less than a quorum, (3) if there are no such directors or if those directors so direct, by independent legal counsel in a written opinion, or (4) by the unit holders. To the extent, however, that Indemnitee has been successful on the merits or otherwise in defense of any Action described in Section 1(a) or 1(b), or in defense of any related claim, issue or matter, the LP will indemnify Indemnitee against expenses (including attorneys’ fees) actually and reasonably incurred by Indemnitee in connection that Action, without the necessity of authorization in the specific case.
     2. Expenses and Indemnification Procedure.
          (a) Advance of Expenses. The LP will pay expenses (including reasonable attorneys’ fees) incurred by Indemnitee in defending any Action described in Section 1(a) or 1(b) in advance of the final disposition of that Action upon receipt of an undertaking by or on behalf of Indemnitee to repay those expenses if it is ultimately determined that Indemnitee is not entitled to be indemnified by the LP pursuant to this Agreement.
          (b) Notice/Cooperation by Indemnitee. Indemnitee will, as a condition precedent to Indemnitee’s right to be indemnified under this Agreement, give the LP notice as soon as reasonably practicable of any claim made or threatened to be made against Indemnitee for which indemnification is or will be sought under this Agreement, but any failure to give or delay in giving notice of a claim will not impair any right to indemnification under this Agreement to the extent that the LP is not prejudiced by the failure or delay. In addition, Indemnitee will give to the LP such information and cooperation as the LP may reasonably require and as is within Indemnitee’s power to give.

          (c) Procedure. Any claim for indemnification of Losses under Section 1 must be made in writing in accordance with Section 9. If a claim for indemnification of Losses under Section 1 is not paid in full by the LP within 90 days after the claim has been received by the LP, or if a claim under Section 2(a) for an advancement of expenses is not paid in full by the LP within 30 days after the written claim has been received by the LP, Indemnitee may at any time thereafter bring an Action against the LP to recover the unpaid amount of the claim. If successful in whole or in part in that Action, or in an Action brought by the LP to recover an advancement of expenses pursuant to Section 2(a), Indemnitee may also recover the expense of prosecuting or defending the Action brought pursuant to this Section 2(c), including reasonable attorneys’ fees. In any Action by the LP to recover an advancement of expenses pursuant to Section 2(a), the LP may recover those expenses upon a final judicial decision from which there is no further right to appeal that Indemnitee has not met the standard of conduct that makes it permissible under applicable law for the LP to indemnify Indemnitee for the amounts claimed. Neither the failure of the LP (including its board of directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of that Action that indemnification of Indemnitee is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the LP (including its board of directors, independent legal counsel or stockholders) that Indemnitee has not met the applicable standard of conduct, will create a presumption that Indemnitee has not met the applicable standard of conduct or, in the case of an Action brought by Indemnitee, be a defense to that Action. In any Action brought by Indemnitee to enforce a right to indemnification or to an advancement of expenses pursuant to Section 2(a), or by the LP to recover an advancement of expenses pursuant to Section 2(a), the LP will have the burden of proving that Indemnitee is not entitled to be indemnified or to an advancement of expenses under this Agreement or otherwise.
          (d) Notice to Insurers. If the LP has director and officer liability insurance in effect at the time the LP receives notice of an actual or threatened claim pursuant to Section 2(b), the LP will give prompt notice of the commencement of the claim to the insurers as required by its insurance policies. The LP will thereafter take all necessary or desirable action to cause its liability insurers to pay, on behalf of Indemnitee, all amounts payable as a result of the claim in accordance with and to the extent of the terms of its insurance policies.
          (e) Selection of Legal Counsel. If the LP is obligated under Section 1 to pay the expenses of any Action against Indemnitee, the LP, if appropriate, may assume the defense of that Action, with legal counsel approved by Indemnitee, which approval may not be unreasonably withheld or delayed, upon delivery to Indemnitee of notice of its election so to do. After delivery of that notice, approval of counsel by Indemnitee and retention of counsel by the LP, the LP will not be liable to Indemnitee under this Agreement for any fees of legal counsel subsequently incurred by Indemnitee with respect to the same Action unless the LP previously authorized Indemnitee to retain his or her own legal counsel in that Action or the LP does not, in fact, retain legal counsel to assume the defense of the Action. Indemnitee may in any event at Indemnitee’s expense employ his or her own counsel in any Action.
     3. Additional Indemnification Rights and Nonexclusivity.
          (a) Scope. Notwithstanding any other provision of this Agreement, the LP will indemnify Indemnitee to the fullest extent permitted from time to time by the Delaware

Revised Uniform Limited Partnership Act (“DRULPA”) as presently or subsequently in effect. If a change to DRULPA broadens the right of a Delaware limited partnership to indemnify a director, officer or other agent of the partnership, that change will be deemed part of this Agreement unless and to the extent prohibited by law. If a change to DRULPA narrows the right of a Delaware limited partnership to indemnify a director, officer or other agent of the partnership, that change will have no effect on this Agreement or the parties’ rights and obligations under this Agreement unless and to the extent required by law.
          (b) Nonexclusivity. The indemnification and advancement of expenses provided by or granted pursuant to this Agreement will not be deemed exclusive of any other rights to which Indemnitee may be entitled under the LP’s Certificate of Formation, the Limtied Partnership Agreement (as amended from time to time), any other agreement or contract, any vote of unit holders or disinterested directors, or otherwise, both as to action in Indemnitee’s official capacity and as to action in another capacity while holding an office with the LP.
     4. Partial Indemnification. If Indemnitee is entitled to indemnification by the LP for a portion, but not all, of the Losses actually or reasonably incurred by Indemnitee in the investigation, defense, appeal or settlement of an Action, the LP will indemnify Indemnitee for the portion of the Losses to which Indemnitee is entitled.
     5. Mutual Acknowledgment. Both the LP and Indemnitee acknowledge that, in certain instances, Federal law or applicable public policy may prohibit the LP from indemnifying its directors and officers under this Agreement or otherwise. Indemnitee understands and acknowledges that the LP may be required in the future to submit for determination by the appropriate regulatory agency the question of whether the LP’s obligation to indemnify Indemnitee is barred as a matter of public policy. Nothing in this Agreement is intended to require or will be construed as requiring the LP to do or fail to do any act in violation of applicable law. The LP’s inability, pursuant to court order, to perform its obligations under this Agreement will not constitute a breach of this Agreement.
     6. Exceptions. Any other provision in this Agreement to the contrary notwithstanding, the LP is not obligated pursuant to this Agreement:
(1)	Excluded Acts. To indemnify Indemnitee for any acts or omissions or transactions from which a director or officer a may not be relieved of liability under the DRULPA; or

(2)	Claims Initiated by Indemnitee. To indemnify or advance expenses to Indemnitee with respect to a proceeding (or part of a proceeding) initiated or brought voluntarily by Indemnitee and not by way of defense, except with respect to a proceeding (or part of a proceeding) brought to enforce a right to indemnification under this Agreement or as authorized or consented to by the board of directors of the LP; or

(3)	Lack of Good Faith. To indemnify Indemnitee for expenses incurred by Indemnitee with respect to any Action instituted by Indemnitee to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by Indemnitee in that Action was not made in good faith or was frivolous; or
(4)	Insured Claims. To indemnify Indemnitee for expenses or liabilities of any type (including judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) to the extent paid, or acknowledged to be payable, directly to or on behalf of Indemnitee by an insurance carrier under a policy of directors’ and officers’ liability insurance.
     7. Interpretation. For purposes of this Agreement, (1) references to “the LP” include, in addition to the resulting limited partnership, any constituent partnership or corporation (including any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of that constituent corporation, or is or was serving at the request of that constituent partnership or corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, will stand in the same position under this Agreement with respect to the resulting or surviving limited partnership as he or she would have with respect to that constituent limited partnership if its separate existence had continued; (2) references to “other enterprises” include employee benefit plans; (3) references to “fines” include any excise taxes assessed on a person with respect to an employee benefit plan; (4) references to “serving at the request of the LP” include service as a director, officer, employee or agent of the LP that imposes duties on, or involves services by, that director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and (5) a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan will be deemed to have acted in a manner “not opposed to the best interests of the LP” as referred to in this Agreement. For purposes of this Agreement, “including” means including without limitation.
     8. Attorney’s Fees. If any Action is instituted by Indemnitee under this Agreement to enforce or interpret this Agreement, the LP will pay to Indemnitee all costs and expenses, including reasonable attorneys’ fees, incurred by Indemnitee with respect to that Action, unless as a part of the Action, the court determines that each of the material assertions made by Indemnitee as a basis for the Action were not made in good faith or were frivolous. If an Action is instituted by or in the name of the LP under this Agreement or to enforce or interpret this Agreement, the LP will pay to Indemnitee all costs and expenses, including reasonable attorneys’ fees, incurred by Indemnitee in defense of that Action (including with respect to Indemnitee’s counterclaims and cross-claims made in that Action), unless as a part of the Action the court determines that each of Indemnitee’s material defenses to the Action were made in bad faith or were frivolous.
     9. Notice. All notices, requests, demands and other communications under this Agreement must be in writing, will be deemed given when actually received, and may be delivered by overnight courier, by personal delivery, by certified or registered mail (if within the United States), or facsimile transmission. Addresses for notice to either party are as follows (or at such other address as either party may notify the other):

If to the LP:	If to Indemnitee:

Tiptree Financial Partners, L.P.	[ ]
767 Third Avenue, 11th Floor	[ ]
New York, New York 10017	[ ]
Attention: Secretary	[ ]
Telephone No.: (646) 388-5900	Telephone No.: [ ]
Facsimile No.: (646) 218-1585	Facsimile No.: [ ]
     10. Miscellaneous.
          (a) Counterparts. This Agreement may be executed in multiple counterparts, each of which will constitute an original.
          (b) Binding Effect; Successors and Assigns. This Agreement is binding upon the LP and its successors and assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the LP), and will inure to the benefit of Indemnitee and Indemnitee’s estate, heirs, legal representative and assigns. The LP will require and cause any successor (whether direct or indirect, and whether by purchase, merger, consolidation or otherwise) to all or substantially all of its business or assets expressly to assume and agree to perform this Agreement in the same manner and to the same extent that it would be required to perform if no succession had taken place.
          (c) Consent to Jurisdiction. The LP and Indemnitee each hereby irrevocably consents to the jurisdiction of the courts of the State of Delaware for all purposes in connection with any Action that arises out of or relates to this Agreement and agrees that any Action instituted under this Agreement may be brought only in the state courts of the State of Delaware.
          (d) Choice of Law. This Agreement will be governed by and its provisions construed in accordance with the laws of the State of Delaware, as applied to contracts between Delaware residents entered into and to be performed entirely within Delaware.
          (e) Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, that provision will be deemed severable and the remaining provisions of this Agreement will remain enforceable to the fullest extent permitted by law. To the fullest extent possible, the provisions of this Agreement (including each portion of this Agreement containing a provision held to be invalid, void or otherwise unenforceable, that is not itself invalid, void or unenforceable) will be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.
          (f) Subrogation. The LP will be subrogated to the extent of any payment under this Agreement to all of the rights of recovery of Indemnitee, who will execute all documents required and will do all acts that may be necessary to secure those rights and to enable the LP effectively to bring an Action to enforce those rights.
          (g) Continuation of Indemnification. The indemnification and advancement of expenses provided by or granted pursuant to this Agreement will, unless otherwise provided when authorized or ratified, continue as to Indemnitee after Indemnitee has ceased to be a director, officer, employee or agent and will inure to the benefit of Indemnitee’s heirs, executors, administrators and personal representatives.
          (h) Amendment and Termination. No amendment, modification, termination or cancellation of this Agreement will be effective unless in writing signed by both parties.
          (i) Integration and Entire Agreement. This Agreement sets forth the entire understanding between the parties and supersedes and merges all previous written and oral negotiations, commitments, understandings and agreements relating to the subject matter of this Agreement.
          (j) No Right to Employment. Nothing in this Agreement will be construed as giving Indemnitee any right to be retained in the employ of the LP or any of its subsidiaries or affiliated entities.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date shown above.

TIPTREE FINANCIAL PARTNERS, L.P.
By:
Name:
Title:

Indemnitee:

Name:	[ ]